Cathay General Bancorp Announces the Appointment of a New Director

LOS ANGELES, Dec. 21, 2012 /PRNewswire/ -- Cathay General Bancorp (the "Company," NASDAQ: CATY), the holding company for Cathay Bank (the "Bank"), announced today that its board of directors has appointed Mr. Felix Fernandez to serve as a director of both the Company and the Bank. Mr. Fernandez will begin serving as a Class III director effective January 2, 2013, and will be eligible for re-election at the 2014 annual meeting of stockholders of the Company.

Mr. Fernandez has served as a leader at Wells Fargo in various capacities for over 15 years. In 2011, he retired as a Corporate Executive Vice President and Regional President of Community Banking for Wells Fargo in the Northern California region, responsible for up to 150 branches, $15 billion in deposits and $1.5 billion in loans, and 2,700 employees in retail bank and small-to-medium business lending.

Prior to working at Wells Fargo, Mr. Fernandez served as Executive Vice President of International Business Banking at State National Bank in El Paso, Texas, where he was responsible for the Mexico businesses market, and also served in various positions at Valley National Bank of Arizona (later a part of Chase Bank).

Mr. Fernandez has been active in community and business organizations throughout his career, including affiliations with the United Way, Boys and Girls Club of America, Boy Scouts of America, Bankers Association for Finance and Trade, and the Greater Sacramento Chamber of Commerce. His current board service includes Sacramento State University Enterprise, Inc., Dignity Health Sacramento Service Region Board, the Crocker Art Museum, and most recently the California Bankers Association.

"On behalf of the board of directors, I welcome Felix to Cathay," said Mr. Dunson K. Cheng, Chairman of the Board, President, and Chief Executive Officer. "Felix brings with him valuable skills and diverse experiences, along with a leadership track record in the banking industry, all of which we believe should help further enhance our board's capacity to guide the Company's future growth and development."

Upon the effective date of this new appointment, the Company will have 12 directors, 7 of whom will be considered to be independent.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 31 branches in California, eight branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank's website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com.

CONTACT: Heng W. Chen, for Cathay General Bancorp, +1-626-279-3652